                                                                    EXHIBIT 10.2

                            DISTRIBUTION AGREEMENT
                            ----------------------

     THIS AGREEMENT is made effective the 1st day of July, 1997, by and between TAMBORIL CIGAR COMPANY, a corporation duly organized and existing under the laws of the State of Delaware, with its principal office located at 2600 S.W. Third Avenue, Miami, Florida 33129, (hereafter referred to as the "Company"), and HUBBARD IMPORTS, a Florida General Partnership, whose address is 16295 N.W. 16 Court, Miami, Florida 33169 (hereafter referred to as the ""Distributor"").

                                  WITNESSETH:
                                  -----------

     WHEREAS, the Company desires to have all of its Brands (as defined further below), including but not limited to Tamboril, Cordova, and Fore, distributed in the United States by Distributor; and

     WHEREAS, the Distributor desires to be an exclusive distributor of the Company's cigars in the Territory as defined in Section 1(b) below.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein and for other good and valuable consideration hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged by each of the parties, it is understood and agreed as follows:

     1.   Definitions. The following terms shall have the meanings specified
          ------------
below for the purposes of this Agreement:

          (a) "Products" shall mean all of the Company's cigars, including but not limited to those commonly known as "Tamboril," "Cordova", and "Fore". Schedule A

                                -Page 1 of 18-
     lists the current brands and will reflect that all future Company Products (either created or acquired) will automatically be added as they become available provided Distributor notifies Company within thirty (30) days after receiving written notice from Company that a new product becomes available, that Distributor will distribute the new product. Those brands produced by the Company at any one time (except for those not distributed by Distributor pursuant to the preceding sentence) shall be referred to for purposes of this Agreement as the "Brands". Notwithstanding the preceding to the contrary, it is acknowledged that the Fore brand will not be available for distribution until August 1, 1997.

        (b) "Territory" shall mean the United States of America, and shall also include military, duty free, airline, and cruise accounts with a United States based company (e.g., American Airlines, Cunard Cruise Lines, etc.).

        (c) "Prices" shall mean the prices in effect for sale of the Brands by the Company to the Distributor as set forth in Schedule B attached hereto unless such prices are changed in compliance with Section 5 hereof.

        (d) "Trademarks" shall mean the trademarks associated with the Brands, as set forth in Schedule C attached hereto.

     2. Distributorship. The Company hereby grants to the Distributor the
        ---------------
exclusive right for the term hereof, and privilege, to sell and distribute the Brands in the Territory, subject to the terms and conditions set forth herein.

     3. Duties of the Distributor.
        -------------------------

                                -Page 2 of 18-
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     (a)  The Distributor undertakes and agrees to diligently, and in a commercially reasonable manner, sell and promote the sale of the Company's Brands in the Territory as its exclusive distributor.

     (b) The Distributor shall devote its best efforts to promote and sell the Company's Brands in the Territory and shall provide to the Company, on a monthly basis, written sales reports, setting forth the quantity of each brand sold specifying quantities for each of Distributor's subdistributors.

     (c) Subject to the other related terms contained herein, the Distributor agrees and guarantees to purchase at a minimum, ___ cigars on or before December 31, 1997 (the "1997 Minimum Purchase Requirement). All purchases of cigars prior to the effective date of this Agreement shall count towards the 1997 Minimum Purchase Requirement. Notwithstanding the preceding to the contrary, the purchase of any Fore Brand cigars or other brands not in existence as of the date of this Agreement will not count towards the 1997 Minimum Purchase Requirement.

4.   Duties of the Company.
     ---------------------

     (a) The Company shall process the Distributor's orders for Brands with reasonable promptness, pursuant to the delivery schedule mutually agreed to in advance by the parties. The Schedule for 1997 deliveries is attached as Schedule
D. In years subsequent to 1997, the delivery schedule for the applicable year will be established, by mutual agreement, at the same time the minimum purchase requirement for such year is determined pursuant to Section 9 below.

                                -Page 3 of 18-

     (b) Company and Distributor will enter into a mutually acceptable written schedule each year that will provide, in advance, a schedule that will allow Distributor adequate opportunity to plan for its distribution. Company understands that delivery pursuant to the agreed upon schedule, as to the minimum purchase requirement, is a material requirement of Company pursuant to this Agreement.

     (c) The Company shall provide to Distributor a limited quantity, at no cost, of whatever sales and point-of-sale materials that are in existence at the time of execution of this Agreement as well as any future sales and point-of-sale materials that become available during the term of the Agreement. The Company and Distributor will mutually agree on the 1997 advertising and promotion budget in connection with the Brands. The Company agrees to advertise and promote the Brands, for all future years under this Agreement at no less a support level than for 1997.

     (d) The Company will provide all of the Brands to Distributor through its factories in the Dominican Republic. Distributor shall receive priority as to all Brands produced by the Company.

     (e) The Company will promptly provide Distributor with current sales information, quantity and type sold for 1997. This information will be categorized by Brands and current accounts. The information will reflect all previous activity for all Brands, showing sales and returns by account.

5.   Pricing Freight Insurance.
     -------------------------

                                -Page 4 of 18-

     (a) The prices for the sale of the Brands to the Distributor during the first 12 months of this Agreement are set forth on Schedule B attached hereto. These prices shall remain in effect at least until June 30, 1998; provided however, in the event of a material Change in the manufacturing cost of the Brands, the Company may raise (or will reduce its prices if costs drop) its prices to reflect cost increases or decreases. The term "Material Change" shall mean an increase or decrease of direct cost in excess of 10 percent of current direct costs.

     (b) Within ten (10) business days of a Material Change, Company shall provide written notice of same with the details of this change to Distributor and the price to the Distributor shall be modified accordingly. In the event Distributor has already received a purchase order from one or more of its customers during such ten (10) day period, and Distributor is not already in possession of inventory to fill said order, the prices for those particular cigars shall be unaffected by the Material Change.

     (c)  All cigars sold to Distributor will be delivered F.O.B. Miami.

6.   Returned Cigars.
     ---------------

     (a) Distributor shall have sixty (60) days to inspect all Brands received from Company and shall notify Company in writing within said period of any defects, allowing Company to understand the nature of such defects. In the event that Cigars are returned as a result of defects in the manufacture or delivery of the Brands to the F.O.B. point in Miami discovered during the sixty (60) day period, Company shall refund the purchase price for said Brands in the form of a credit against any amount owed by

                                -Page 5 of 18-

     Distributor to Company.

          (b) In the event there are no open invoices against which to claim credit, Company shall promptly refund to Distributor the amount due from such defective Products, whether or not a claim under this section occurs during or after the termination of this Agreement.

          (c) No refunds shall be due for any defects occurring from the storage, handling, act, or omission to act, by Distributor, its agents, or its customers.

     7.   Payments. Payment for all orders during the term of this Agreement
          --------
shall be net thirty(30) days from the date of delivery of cigars to Distributor in Miami. A one time payment of ________________ d ($_____) Dollars shall be made by Distributor to Company as of the date this Agreement is executed. The Distributor shall receive equal _______________ ($_____) Dollars monthly credits against invoices due from Distributor in October, November, and December 1997. If for any reason (e.g., force majeure) there is any amount of the remaining unused credit, Distributors shall be entitled to take that remaining unused credit during the month of December 1997.

     8.   Trademarks.
          ----------

          (a) The Distributor acknowledges that the Trademarks and all ancillary rights thereto in any and all trademark classifications (collectively the "Trademarks") of the Products and Brands, as listed in Schedule C hereto, are the sole property of the Company, and the Distributor agrees not to take any action inconsistent with such ownership or license including but not limited to opposition or cancellation proceedings.

                                -Page 6 of 18-

     The Distributor does not acquire hereby, and shall not endeavor to acquire, any rights, licenses or interest in the Trademarks or any marks substantially similar anywhere in the world, including, but not limited to, acquisition through registration, application for registration or use. Any and all use of the Trademarks by Distributor shall inure to the benefit of the Company.

          (b) Distributor further agrees to promptly notify the Company of any unauthorized use of the Trademarks in the Territory which comes to its attention.

          (c) The term Trademarks shall include not only trademarks, service marks and trade names that are currently the property of the Company, but also those acquired in the future.

          (d) The Company agrees to promptly notify Distributor of any claim of the unauthorized use of the Trademarks in the Territory, which comes to the attention of the Company.

          (e) The Company shall defend all Trademarks, at its cost and will hold Distributor harmless and indemnify Distributor for any loss or costs (including attorney's fees) in connection therewith.

          (f) The Company warrants that it has the right to use all of its Trademarks, and will indemnify and hold harmless Distributor in the event that any third party challenges the use or ownership of any Trademark.

     9.   Standard of Production: Company's Production; Purchase Commitment.
          -----------------------------------------------------------------

          (a) Company agrees to produce all Brands for Distributor according to the

                                -Page 7 of 18-

Company's established standards for the production of Brands (based on the Company's production to date), and warrants the production will be at least as high a quality, and consistency, as the samples that have previously been provided.

     (b) Distributor agrees and guarantees to purchase at least ________ cigars pursuant to the delivery schedule attached hereto as Schedule D on or before December 31, 1997. The Company agrees and guarantees to deliver cigars in accordance with the delivery schedule on Schedule D. Subject to supplying sufficient cigars to meet the 1997 Minimum Purchase Requirement (and subsequent year's minimum purchase requirement), the Company shall be permitted to sell and distribute up to 12 percent of its cigar production from the Tamboril, Dominican Republic factory(ies) in addition to 100 percent of cigars produced at another factory(ies) outside of the Territory, without any obligation to Distributor under this Agreement.

     (c) Any cigars purchased by Distributor from the Company prior to the execution of this Agreement shall count towards Distributor meeting the 1997 Minimum Purchase Requirement. Further, in the event Distributor fails to meet the 1997 Minimum Purchase Requirement, cigars purchased in January 1998 shall count towards any shortfall in meeting the 1997 Minimum Purchase Requirement, provided that the shortfall was 10 percent or less of the 1997 Minimum Purchase Requirement. In such event, any cigars purchased in a calendar year which are being counted towards the previous year's minimum purchased requirement, shall not be counted towards the then current year's minimum purchased requirement.

                                -Page 8 of 18-

     (d) After 1997, the parties shall mutually agree upon minimum purchase requirement for subsequent years. Commencing in January, 1998, and in January of succeeding years during the term of this Agreement (including any option periods), the parties shall negotiate, in good faith, any required minimum purchase requirement.

10.  Customs and Excise Taxes, Permits, Compliance.
     ---------------------------------------------

     (a) The Distributor hereby agrees to pay any and all Customs and Excise Taxes and any other taxes for import or sale of Brands into and within the Territory.

     (b) The Distributor warrants that it possesses all permits and licenses necessary for the conduct of its business in connection with the Brands and that it will maintain such permits and licenses during the term of this Agreement.

     (c) The parties at all times shall exercise their best efforts to monitor, and promptly, completely and accurately inform the other party about all rules and regulations and all changes of existing rules and regulations applicable to the packaging and to all advertisement material of, and relating to, the Brands and their distribution and sale in the Territory.

     (d) The Company warrants that it will comply with all federal, state and local laws, as well as the laws of any country where the Brands are manufactured, regarding the manufacture and sale to Distributor of the Brands.

11.  Force Majeure.
     -------------

     (a) Any delay or failure of performance of any part of this Agreement shall be excused if and to the extent caused, directly or indirectly, by an occurrence beyond

                                -Page 9 of 18-
     either party's control, including, but not limited to, disputes with workmen, fires, strikes, epidemics, floods, accidents, earthquakes, hurricanes, delays in transportation, shortage of freight cars, trucks or vessels, shortages of fuel or other materials, war, riot, civil commotion, radiological contamination, blockades, embargoes, acts, demands or requirements of any governmental body of the United States of America or Dominican Republic, or of any other country from which shipments of the Brands shall be sent or received, or any state or municipality thereof, restraining order of any courts, acts of God or other events of force majeure. Written notice of an occurrence of force majeure shall be given by the affected party to the other party within twenty (20) days after such event occurs.

          (b) Should force majeure, legislation or governmental action, subsequently frustrate either party in complying with this Agreement for a period of one hundred eighty (180) consecutive days after the notice contemplated by subsection (a) above, the aggrieved party may terminate this Agreement in accordance with Section 13 below; provided however, that Distributor must exercise the right to terminate hereunder within ten (10) business days following the expiration of said one hundred eighty (180) day period, or, Distributor's right to terminate shall lapse regarding that particular incident of force majeure, without further notice.

     12.  Term.  The term of this Agreement, but subject to the termination
          ----
provisions set forth herein, shall commence on the date first set forth above and shall continue for an initial term expiring on December 31, 2000. In addition, but subject to meeting minimum performance

                                -Page 10 of 18-
standards as set forth in this section, Distributor shall have three (3) additional three (3) year options to renew. The options to renew shall only be exercisable if:

          (a) The Distributor shall have met the minimum purchase requirement for the preceding year.

          (b) The Distributor shall give the Company no less than ninety (90) days written notice of its intention to exercise its option.

          (c) The exercise of any option after the first option renewal shall be contingent upon the satisfaction of Subsections (a) and (b) above, the provisions in the paragraph below, and the previous option having been exercised.

          Notwithstanding the preceding to the contrary, any exercise of any option is contingent on the Distributor and the Company agreeing on the minimum purchase requirement for the first year of the applicable option term within ten (10) days of the exercise. The parties shall act in good faith to determine the minimum purchase requirement for the first year of any option, taking into consideration the previous years' minimum purchase requirement.

     13.  Termination. This Agreement may be terminated in the following
          ------------
circumstances:

          (a) If either party files or has filed against it, or consents to the filing of any petition in bankruptcy or for other relief under any bankruptcy law or law for the relief of debtors, or be adjudicated insolvent, or be dissolved or liquidated, or make any assignment with its creditors, or a receiver or similar person should be appointed (each of the preceding reflects as a "Bankruptcy Event"), then the other party may terminate

                                     -Page 11 of 18-
     this Agreement by notice in writing, in the event such Bankruptcy Event is not terminated with twenty (20) days; or

          (b)  Pursuant to the force majeure provisions of Section 11 (b) above.

          (c) Subject to the 10 percent shortfall cure provision set forth in Paragraph 9(c) above, in the event that Distributor fails to achieve the purchase commitments set forth in Schedule D (or in subsequently agreed upon commitments), Company shall have the right, but not the obligation, to terminate this Agreement upon thirty (30) days prior written notice to Distributor. In the event that Company terminates this Agreement for Distributor's failure to achieve the purchase requirements set forth in Schedule D (including the 1997 Minimum Purchase Requirement as set forth in
     Section 9 above), Distributor, at its option, shall be required to within ten (10) days purchase (and pay for) the difference between actual purchases through the date of termination and the amounts committed to in Schedule D, (the "Purchase Deficiency"), or pay to the Company the profit that the Company would have earned on the Purchase Deficiency. For purposes of the preceding sentence, "profit" shall be computed based on 30 percent of the average invoice price for the Brands purchased over the preceding six (6) months.

          (d) In the event of a material change in the cost of insurance insuring against Distributor liability resulting from the sale and/or distribution of the Brands, Distributor shall have the right, by giving the Company fifteen (15) days written notice, to cancel this Agreement effective the date that such material change in the cost of insurance occurs. In such event, Distributor shall supply to Company written evidence of such material

                                -Page 12 of 18-
     change. Any purchase orders delivered to Company prior to termination pursuant to this paragraph shall be filled by Company, shipped to Distributor, and Distributor shall pay the invoices for said cigars in addition to any invoices outstanding at the time of said termination, within 30 days of their date of delivery.

          (e) The parties agree that the non-performance or breach of any of the essential obligations of either party under this Agreement or any action or omission by either party that adversely and substantially affects the other party shall be valid cause for the termination of this Agreement prior to the expiration of its term.

          (f)  Pursuant to the provisions of Section 21 (a) below.

          (g)  Pursuant to the provisions of Section 21 (d) below.

          In any event of a termination, Distributor shall be permitted to sell its remaining inventory.

     14.  Waiver.  The failure or omission by either party to insist upon or
          -------
enforce any of the terms of this Agreement shall not operate to bar any legal rights of said party unless such waiver shall be in writing and signed by the waiving party.

     15.  Notices. All notices and other communications required or permitted to
          --------
be given pursuant to this Agreement shall be in writing and shall be sent by telecopier or facsimile and confirmed by a subsequent letter sent by overnight courier service to the addresses shown below, or such other address as either party may furnish the other in writing from time to time, any such notices and changes of address to be effective on the business day next following the delivery of the confirming notice by overnight courier.

                               -Page 13 of 18-

          If to the Company:

          Mr. Anthony Markofsky
          TAMBORIL CIGAR COMPANY
          2600 S.W. Third Avenue
          Miami, Florida 33129

          With an additional copy to:

          STEVEN M.KAPLAN, ESQ.
          Kaplan Gottbetter & Levenson, LLP
          630 Third Avenue
          New York, New York 10017

          If to the Distributor:

          HUBBARD IMPORTS
          c/o Lee F.Hager
          16295 N.W.16 Court
          Miami, Florida 33169

          With an additional copy to:

          ROBERT G.BREIER, ESQ.
          Breier and Seif, P.A.
          1320 South Dixie Highway - Suite 830
          Coral Gables, Florida 33146

     16.  Assignment. The Distributor shall have the right to assignment or
          -----------
transfer this Agreement to an entity as credit worthy as Distributor, and which includes as a majority owner one or more of the current owners of Distributor as of the date of this Agreement.

     17.  Severability. If any provision of this Agreement is determined to be
          -------------
invalid or unenforceable, the remaining provisions shall not be affected, and this Agreement shall be

                                -Page 14 of 18-
administered as though the invalid or unenforceable provision were not written in this Agreement. Any such invalid or unenforceable provision shall be replaced, by mutual agreement of the parties, by a legally valid and enforceable provision that resembles most closely the invalid or unenforceable provision and that complies best with the parties' original intentions.

     18.  Headings. The headings in this Agreement are for purposes of
          --------
convenience only and shall not limit or otherwise affect any of the terms of provisions hereof.

     19.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     20.  Complete Agreement Amendments and Supplements.  This Agreement,
          ---------------------------------------------
together with the various Schedules attached to and referred to herein as the same may be amended or supplemented from time-to-time, contains the complete agreement and understandings of the parties with respect to the subject matter of this Agreement, and they supersede all prior discussions, agreements, understanding of any and every nature, whether written or oral, between the parties with respect to the subject matter of this Agreement, and may be amended or supplemented only by a subsequent writing signed by parties.

     21.  Standards of Manufacture: Insurance: and Indemnification.
          --------------------------------------------------------

          (a) Company represents and warrants that the Brands delivered to Distributor or its designee(s) pursuant to this Agreement shall be produced, labeled and packaged in conformity with all laws, regulations and standards applicable to use within the United States of America.

                                -Page 15 of 18-

          (b) During the term of this Agreement, Company shall maintain in full force and effect general liability insurance with product-completed operations liability coverage in connection with the purchase and resale of Brands by Distributor, Distributor's designees and customers, in an amount of not less than One Million ($1,000,000) Dollars for a single occurrence, or Three Million ($3,000,000) Dollars in total. Such insurance will list Distributor as an additional named insured and shall also contain a broad form vendor's endorsement, further providing that Distributor shall be notified in writing of any cancellation, expiration or non renewal not less than thirty (30) days in advance by the insurer. Company shall cause the insurer, on an annual basis, to send Distributor certificates confirming such coverage. This provision is contingent upon the Company being able to acquire Brands liability insurance at economically feasible rates. In the event the Company does not maintain Brands liability coverage, and Distributor is unable to secure Brands liability coverage covering the Brands as set forth in Section 13 above, Distributor shall have the option to terminate the Agreement. Notwithstanding anything set forth in this subsection to the contrary, even in the event that the Company is unable to obtain and continue to maintain Brands liability insurance (and Distributor does not exercise its right to terminate herein), it will indemnify and hold harmless the Distributor for any claims that result from the sale to Distributor or use of the Company's Brands.

          (c) Company shall defend, indemnify, and hold harmless, Distributor and its insurance carrier, from and against any and all losses, costs, claims, damages, liabilities,

                                -Page 16 of 18-
     and expenses, including reasonable attorneys' fees and other costs and expenses incurred, sustained by, or served against them, at the trial level and with respect to all appeals, which they may suffer as a result of product liability, trademark infringement, or any other claims which arise from the distribution of Brands by Distributor in accordance with the terms of this Agreement. Notwithstanding the above, this indemnification and hold harmless provision shall not be applicable if the loss, cost, claim, damage, liability or expense is caused solely by the act or failure to act on the part of the Distributor, in which case Distributor will defend, indemnify, and hold harmless, Company, and its insurance carrier, from and against any and all losses, costs, claims, damages, liabilities or expenses, including reasonable attorney's fees and other costs and expenses incurred, sustained by, or served against them, at the trial level and with respect to all appeals, which they may suffer as a result of product liability, trademark infringement, or any other claims which arise from the distribution of Brands by Distributor in accordance with the terms of this Agreement.

The provisions of this Section shall survive the termination of this Agreement.

     22.   Governing Law. This Agreement shall be governed, construed and
           -------------
interpreted under and pursuant to the laws of the State of Florida.

     IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year

                                -Page 17 of 18-
first above written.

TAMBORIL CIGAR COMPANY                   HUBBARD IMPORTS, a Florida Partnership


By: /s/ Anthony Markofsky                By: /s/ Wayne E. Chapin
   ____________________________             ___________________________________

Title: PRESIDENT                         Title: PRESIDENT
      -------------------------                --------------------------------

                                -Page 18 of 18-